EXHIBIT 99

News Release:  Immediate        Contact:  John Burke (Media)
                                          (804) 649-4291
                                          Celeste Gunter (Financial)
                                          (804) 649-4307

James River Studying Strategic Initiatives

           RICHMOND, VIRGINIA, September 28, 1994 -- James River Corporation is exploring strategic options that could sharpen the focus of the company, reduce debt, and improve profitability, Bob Williams, Chairman, President and Chief Executive Officer, announced today. Options under review include possible divestiture of certain assets, formation of joint ventures, and the sale of business unit equity in the U.S. and Europe.

          As the Communications Papers Business continues to improve with further intensive cost reduction and price increases, opportunities to raise cash and reduce debt through divestiture, joint venture, or spin-off to shareholders as a separate public company, will be thoroughly studied.

          The strong competitive position of the Packaging Business will be further developed through ongoing productivity improvements and
priority   investments  in  new  folding  carton  and  plastic   film
technology  and  processes.   The possibilities  of  faster  business
growth and greater financial market recognition through a separate equity position for this business are being evaluated.

           Improved financial flexibility could allow the company to intensify its efforts to improve the performance of its U.S. and European Consumer Products Business through accelerated product innovation, process automation, asset consolidation, and continued productivity gains.

          "With improving business performance, these opportunities will be explored in the interest of maximizing long-term shareholder value," said Mr. Williams.

          James River Corporation, headquartered in Richmond, Virginia, is a marketer and manufacturer of consumer products, food and consumer packaging, and communications papers. These product lines include brands such as Quilted Northern(r) bathroom tissue, Brawny(r) paper towels, Dixie(r) cups and plates, Eureka!(tm) recycled copy paper,
Word  Pro(r)  copy  papers,  and  Quilt-Rap(tm)  sandwich  wrap.   In
addition, the company's Jamont operations produce a number of popular consumer brands for the European market such as Lotus bathroom tissue and Vania feminine hygiene products. James River has a current annual sales rate of approximately $6 billion.